   As filed with the Securities and Exchange Commission on September 18, 1998
                                                   Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                     THE PRODUCERS ENTERTAINMENT GROUP LTD.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                   95-4233050
 (State or other jurisdiction of                     (I.R.S. Employer
  incorporation or organization)                    Identification No.)


              5757 WILSHIRE BOULEVARD, PENTHOUSE ONE, LOS ANGELES,
                        CALIFORNIA 90036 (323) 634-8634
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                                ----------------
                                   IRWIN MEYER
                             CHIEF EXECUTIVE OFFICER
                     THE PRODUCERS ENTERTAINMENT GROUP LTD.
                     5757 WILSHIRE BOULEVARD, PENTHOUSE ONE
                          LOS ANGELES, CALIFORNIA 90036
                                 (323) 634-8634

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                                ----------------
                                   Copies to:
                          LINDA GIUNTA MICHAELSON, ESQ.
                    TROOP STEUBER PASICH REDDICK & TOBEY, LLP
                       2029 CENTURY PARK EAST, 24TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 728-3316

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                           Proposed Maximum               Proposed Maximum
     Title Of Shares            Amount To Be               Aggregate Price                    Aggregate              Amount Of
    To Be Registered             Registered                  Per Share(1)                 Offering Price(1)       Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------

      Common Stock                  525,000                    $0.8125                       $426,562.50                $125.84

===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of Registrant's Common Stock reported on the Nasdaq SmallCap Market on September 17, 1998.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION
DATED SEPTEMBER 18, 1998


                                   PROSPECTUS

                     THE PRODUCERS ENTERTAINMENT GROUP LTD.
                                 525,000 SHARES
                         COMMON STOCK, PAR VALUE $.001

     This Prospectus relates to an aggregate of 525,000 shares of common stock, par value $.001 per share (the "Common Stock") of The Producers Entertainment Group Ltd., a Delaware corporation ( the "Company"), which may be offered from time to time for the account of a certain stockholder of the Company named herein (the "Selling Stockholder"). Included within the 525,000 shares of Common Stock to which this Prospectus relates are 500,000 shares of Common Stock issuable upon the conversion of 25,000 outstanding shares of Series E Preferred Stock, $0.001 par value per share ("Series E Preferred Stock") and 25,000 outstanding shares of Series F Preferred Stock, $0.001 par value per share ("Series F Preferred Stock") held by the Selling Stockholder. The Series E Preferred Stock and the Series F Preferred Stock were issued by the Company in September, 1998, in private placement transactions to persons the Company reasonably believes to be accredited investors pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Series E Preferred Stock is convertible immediately at a conversion price described in "Plan of Distribution." Any Series E Preferred Stock outstanding at September 30, 2001 may also be converted at the option of the Company into shares of Common Stock, as described under "Plan of Distribution." Each share of the Series F Preferred Stock is convertible immediately into one share of Common Stock at $1.02 per share which is equal to 125% of the closing bid price of the Common Stock on the date of issuance of such Series F Preferred Stock, as described under "Plan of Distribution." The Series F Preferred Stock outstanding upon the expiration of a three year term will be mandatorily redeemed by the Company at a price equal to the par value per share of the Series F Preferred Stock multiplied by the number of such shares outstanding. See "Plan of Distribution." In July and August 1998, 50,000 shares of Series D Preferred Stock, $0.001 par value ("Series D Preferred Stock" and together with the Series E Preferred Stock and the Series F Preferred Stock, the "Preferred Stock") and 50,000 shares of Series F Preferred Stock were issued in private placement transactions. Until July 31, 2000 the Company is entitled to issue between 150,000 and 500,000 shares of Series E Preferred Stock, $0.001 par value per share , if the Company meets certain objective trading and marketing criteria as set forth in the private placement transaction documents.

     For purposes of determining the number of shares to be offered by the Selling Stockholder for this Prospectus, the number of shares of Common Stock calculated to be issuable upon conversion of the Series E Preferred Stock is based on a low conversion price. Such conversion price is used merely for the purpose of setting forth a number for this Prospectus and is substantially less than the average closing bid price over the five consecutive trading days preceding September 17, 1998 which was $0.90. The number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock is subject to adjustment depending on the date of the conversion thereof and could be materially less or more than such estimated amount depending on factors which cannot be predicted by the Company, including, among other things, the future market price of the Common Stock.

     The Company will not receive any proceeds from this offering. The aggregate proceeds to the Selling Stockholder from the sale of the Common Stock will be the offering price of the Common Stock sold, less applicable agents' commissions and underwriters' discounts, if any. The Company will pay all expenses incident to the preparation and filing of a registration statement for the Common Stock under the federal securities laws, as well as certain other expenses incident to the registration and sale of the Common Stock. The Selling Stockholder, or its pledges, donees, transferees or other successors in interest that receive the Common Stock, may sell the Common Stock from time to time on terms to be determined at the time of sale, either directly or through agents, dealers or underwriters designated from time to time. To the extent required, the number of shares of Common Stock to be sold, the offering price thereof, the names of each Selling Stockholder and each agent, dealer and underwriter, if any, and any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

     The Company's Common Stock is publicly traded on the Nasdaq SmallCap Market under the symbol "TPEG" and on the Boston Stock Exchange under the symbol "TPG." On September 17, 1998, the closing bid price for the Common Stock on the Nasdaq SmallCap Market was $0.8125.

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

     THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY 1S A CRIMINAL OFFENSE.


     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

              THE DATE OF THIS PROSPECTUS IS_____________ __, 1998

                           FORWARD-LOOKING STATEMENTS

      THIS PROSPECTUS CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY WITH RESPECT TO (I) THE INTEGRATION OF RECENT ACQUISITIONS BY THE COMPANY, (II) TRENDS AFFECTING THE COMPANY'S FINANCIAL CONDITION OR RESULTS OF OPERATIONS, (III) THE IMPACT OF COMPETITION AND (IV) THE EXPANSION OF THE COMPANY'S DOMESTIC AND INTERNATIONAL OPERATIONS. THE WORDS "EXPECT," "ESTIMATE," "ANTICIPATE," "PREDICT," "BELIEVE" AND SIMILAR EXPRESSIONS AND VARIATIONS THEREOF ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.

      PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. THE ACCOMPANYING INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE INFORMATION UNDER "RISK FACTORS," IDENTIFIES IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCES.

                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, and the exhibits and schedules thereto which may be obtained from the Commission's principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission 1-800-SEC- 0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the Nasdaq SmallCap Market and the Company's reports, proxy or information statements, and other information filed with the Nasdaq SmallCap Market may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, in any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference into this Prospectus:

      (1) Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997;

      (2) Registrant's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998;

      (3) Registrant's Reports on Form 8-K, filed on November 3, 1997 (as amended on December 29, 1997), May 5,1998, June 29,1998 and July 31,1998; and

      (4) The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on September 9, 1996.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to Arthur Bernstein, Executive Vice President, The Producers Entertainment Group Ltd., 5757 Wilshire Boulevard, Penthouse One, Los Angeles, California, 90036. Telephone inquiries may be directed to The Producers Entertainment Group Ltd., at (323) 634-8634.

                               PROSPECTUS SUMMARY

      THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" REFER TO THE PRODUCERS ENTERTAINMENT GROUP LTD. AND ITS CONSOLIDATED SUBSIDIARIES. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEFORE PURCHASING SUCH SECURITIES.

                                   THE COMPANY

      The Producers Entertainment Group Ltd. (the "Company") is engaged in the acquisition, development, production and distribution of dramatic, comedy, documentary and instructional television series, movies and theatrical motion pictures ("projects"). The Company's projects are distributed in the United States and in international markets for exhibition on standard broadcast television (network and syndication), basic cable and pay cable, video and theatrical release.

      To produce a project, the Company first acquires the rights to a story, book or script ("property"). The Company then typically secures a financing or production commitment for the project from third parties, such as broadcast and cable networks, studios, distributors, and independent investors, prior to expending substantial funds in the development process. However, the Company does advance its own funds to meet the interim costs of development and production, which amounts are generally repaid to the Company pursuant to the production contracts.

      The Company then "packages" the property, assembling the screenplay, teleplay or outline of the program with the director and actors. Upon approval of the third party that is financing or purchasing the project, the Company commences pre-production, selecting locations, securing agreements with performers, director and production staff, and procuring necessary sets, props and other equipment. During the principal photography phase, the project is produced on tape or film pursuant to a predetermined schedule and budget. The film or tape is then transformed into a completed project during the post-production phase, through editing, the addition of sound effects, musical scoring and other technical processes.

      Completed projects not purchased outright are distributed by independent third parties who have the distribution rights in certain territories for a specific period of time. The Company typically retains certain distribution rights after such period expires. The Company may obtain advances against domestic and international distribution revenues in order to finance development and production. The Company intends to establish a separate international distribution division for the distribution of its own and other producers' projects.

      On October 20, 1997, the Company acquired 100% of the outstanding capital stock of the three entities which comprise the New York, Los Angeles and Toronto based Grosso-Jacobson Companies. The acquired companies are: the Grosso-Jacobson Entertainment Corporation, the Grosso-Jacobson Productions, Inc., and Grosso-Jacobson Music Company, Inc. (the "Grosso-Jacobson Companies"). Management of the Company has combined the Grosso-Jacobson Companies' business of producing primarily television series with the Company's business of producing theatrical feature and television movies in order for the Company to enlarge its operations in the entertainment industry. The Grosso-Jacobson Companies operate as wholly owned subsidiaries of the Company and produce television series and other entertainment products. The Grosso-Jacobson Companies are known for their wide variety of prime time series and made-for-television movies. The Grosso-Jacobson Companies are located in a 70,000 square foot production facility and office complex in Toronto, Canada. Included in the Toronto facility is a wardrobe business containing approximately 37,000 costumes and an extensive prop inventory.

      On July 15, 1998, the Company acquired 100% of the capital stock of MWI Distribution, Inc., a California corporation (doing business as MediaWorks International). MediaWorks International operates as a wholly owned subsidiary of the Company and provides international television and video distribution, specializing in the licensing of children's and family programming and animation. MediaWorks International is also an active co-production and co-financing partner in various animated and live-action programming ventures and engages in worldwide sales of direct- to-video series and specials. The acquisition of MediaWorks International expands the Company's distribution business to include the international market and provides increased opportunities for the management of the Company to expand MediaWorks International's international co-production activities.

      The Company's offices are located at 5757 Wilshire Boulevard, Penthouse One, Los Angeles, California 90036. Its telephone number is (323) 634-8634.

                                  RISK FACTORS

      THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS INHERENT IN, AND AFFECTING THE BUSINESS OF, THE COMPANY BEFORE MAKING AN INVESTMENT DECISION.


FACTORS AFFECTING THE COMPANY'S LIQUIDITY AND CAPITAL RESOURCES

      The Company's cash commitments for the forthcoming 12 months include aggregate minimum base compensation of approximately $2,387,000 to its existing officers and key independent contractors and minimum office rent of approximately $379,000. The Company also incurs overhead and other costs such as salaries, related benefits, office expenses, professional fees and similar expenses. For the Company's fiscal year ended June 30, 1997, general and administrative expenses, which included compensation and rent, aggregated $4,151,252. The Company also advances considerable funds on the production and development of projects. Dividends on the Company's outstanding Series A Preferred Stock aggregate $425,000 annually and dividends on the Company's outstanding Series D Preferred Stock aggregate $30,000 annually and, at the Company's option, dividends on both series of Preferred Stock may be paid in shares of Common Stock or in cash.

      At March 31, 1998, the Company had cash and cash equivalents of $933,555 and accounts and contracts receivable of $2,373,039 (aggregating approximately $3,306,594). At March 31, 1998, the Company also had accounts payable and accrued expenses aggregating approximately $674,624. As of the date hereof, the Company has no arrangements for external sources of financing such as bank lines of credit.

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY;
ACCUMULATED DEFICIT

      For the fiscal years ended June 30, 1995,1996 and 1997, the Company had revenues of $5,290,745, $5,367,498 and $782,181, respectively, and incurred net losses of $3,593,252, $1,447,666 and $4,642,043, respectively (without giving effect to the payment in 1995, 1996 and 1997 of dividends of $232,600, $425,000 and $425,000, respectively with respect to the Series A Preferred Stock which (except for $126,350 paid in cash in 1995) were paid by the Company by issuing shares of Common Stock). However for the nine month period ending March 31, 1998 the Company had revenues of $18,276,403 and net income of $800,834. There can be no assurance that the Company will continue to remain profitable in future fiscal periods. As of March 31, 1998 the Company had an accumulated deficit of $17,166,302.

TELEVISION AND FEATURE FILM INDUSTRY; INTENSE COMPETITION

      The television industry is highly competitive and involves a substantial degree of risk. The Company competes with many other television and motion picture producers which are significantly larger and have financial resources which are far greater than those available to the Company now or in the foreseeable future. The television industry is subject to technological developments, the effects of which management is unable to predict. The Company also expects to derive revenues from the feature film industry. The feature film industry is also highly competitive and involves a substantial degree of risk. The Company competes with major film studios and other independent producers, most of which are significantly larger and have financial resources which are far greater than those available to the Company now or in the foreseeable future. The Company's success depends upon its ability to produce programming for television and theatrical release which will appeal to markets characterized by changing popular tastes. There is no assurance that the Company will continue to acquire and develop products which can be made into made-for-television movies, television series or theatrical releases which will result in profits to the Company in light of the competition confronting the Company.

RECENT ACQUISITIONS

      On October 20, 1997, the Company acquired 100% of the outstanding capital stock of the three entities that comprise the New York, Los Angeles and Toronto based Grosso-Jacobson Companies. The Grosso-Jacobson Companies are known for their wide variety of prime time series and made-for-television movies. The Grosso-Jacobson Companies operate as wholly owned subsidiaries of the Company engaged in the business of producing television series and other entertainment products. Management of the Company has combined the Grosso-Jacobson Companies' business of producing primarily television series with the Company's business of producing theatrical feature and television movies in order for the Company to enlarge its operations in the entertainment industry.

      On July 15, 1998 the Company acquired 100% of the outstanding capital stock of MWI Distribution, Inc., a California corporation (doing business as MediaWorks International). MediaWorks International operates as a wholly owned subsidiary of the Company and provides international television and video distribution, specializing in the licensing of children's and family programming and animation. MediaWorks International is also an active co-production and co-financing partner in various animated and live-action programming ventures and engages in worldwide sales of direct-to-video series and specials. The Company intends to expand upon MediaWorks International's current international activities and provide increased international opportunities for all areas of the Company's business.

      Successful implementation of the Company's business strategy depends in part on the efficient , effective and timely integration of the operations of the Grosso-Jacobson Companies and MediaWorks International with those of the Company. The combination of these businesses requires, among other things, integration of the companies' management staffs, coordination of the companies' sales and marketing efforts, integration and coordination of the companies' purchasing departments and identification and elimination of redundant overhead.

      Full integration of these business will require considerable effort on the part of the Company's management. During the integration period, it is anticipated the Company's staff will dedicate considerable time toward integrating the financial and information systems, management staffs and organizational cultures of the organizations. There can be no assurance that the Company will not experience difficulties associated with the integration or the integration will proceed efficiently or successfully. Furthermore, even if the operations of the organizations are ultimately successfully integrated there can be no assurance the Company will be able to operate profitably.

SEASONALITY

      All of the Company's televison and theatrical programming revenues are recognized when the program is available for broadcast or other distribution. For this reason, significant fluctuations in the Company's total revenues and net income can occur from period to period depending upon availability dates of programs. In the international television market, a significant portion of revenues are recognized in connection with sales at the international sales trade shows. Due in part to these seasonality factors, the results of any one quarter are not necessarily indicative of results for future periods, and cash flows may not correlate with revenue recognition.

INTERNATIONAL SALES

      As part of its business strategy, facilitated by the acquisition of MWI Distribution, Inc., the Company intends to expand its international program production and distribution. The Company is subject to certain risks inherent in international business activities, including (i) general, economic, social and political conditions in each country, (ii) currency fluctuations, (iii) double taxation, (iv) unexpected changes in applicable regulatory requirements and (v) compliance with a variety of international laws and regulations. The operations of the Company's international activities may be measured in part in local currencies. As a result, the Company may record foreign exchange losses and gains in the future. There can be no assurance the Company will be successful in its international business activities.

LABOR RELATIONS

      Many individuals associated with the Company's productions, including actors, writers and directors, are members of guilds or unions which bargain collectively with producers on an industry-wide basis from time to time. The Company's operations are dependent on its compliance with the provisions of collective bargaining agreements governing relationships with these guilds and unions. Strikes or other work stoppages by members of these unions could delay or disrupt the Company's activities but the extent to which the existence of collective bargaining agreements may affect the Company in the future is not currently determinable.

RELIANCE ON KEY PERSONNEL

      The Company is dependent upon the skills and efforts of its management team, the loss of whose services could have a material adverse effect on the Company and its operations. The Company does not maintain "key-person" life insurance. The Company has entered into employment agreements with certain of its executive officers and production agreements with certain of their respective affiliates. As the Company continues to grow, it will continue to hire, appoint or otherwise change members of senior management. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified members to management in the future.

EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE STOCK

      As of the date of this Prospectus, approximately 24,331,666 shares of Common Stock would be outstanding after consummation of the offering and assuming the exercise of all outstanding options and warrants and conversion of the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock. Although some of these options and warrants and shares of convertible stock are exercisable or convertible at prices which may exceed the currently prevailing market prices of the Company's Common Stock, their existence could potentially limit the scope of increases in the market value of the Company's Common Stock which might otherwise be realized. The terms on which the Company may obtain additional financing during the respective terms of these outstanding stock options, warrants and convertible stock may be adversely affected by their existence. The holders of such stock options, warrants and convertible stock may exercise or convert such securities, as the case may be, at times when the Company might be able to obtain additional capital through one or more new offerings of securities or other forms of financing on terms more favorable than those provided by such stock options, warrants and convertible stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW

      The Company's Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of "blank check" Preferred Stock. The Company has 1,000,000 shares of Series A Preferred Stock issued and outstanding and an additional 300,000 shares of Series A Preferred Stock reserved for issuance. The Company has 1,375,662 shares of Series B Preferred Stock issued and outstanding. The Company has 50,000 shares of Series D Preferred Stock issued and outstanding. The Company has 25,000 shares of Series E Preferred Stock issued and outstanding and 475,000 shares of Series E Preferred Stock reserved for issuance. The Company has 75,000 shares of Series F Preferred Stock outstanding and an additional 475,000 shares of Series F Preferred reserved for issuance. The balance of 16,174,338 authorized shares of Preferred Stock are available for issuance. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the relative rights, preferences and privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of such Preferred Stock or the designation of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders of the Company. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of the Common Stock, including the loss of voting control to others.

      The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. The foregoing provisions could have the effect of discouraging others from making tender offers for the Company's shares of Common Stock and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.

ABSENCE OF DIVIDENDS; ANNUAL CASH DIVIDENDS ON SERIES A PREFERRED STOCK, SERIES D PREFERRED STOCK AND SERIES E PREFERRED STOCK

      The Company has never paid cash dividends on its Common Stock and no cash dividends are expected to be paid on the Common Stock in the foreseeable future. Holders of the Company's Series A Preferred Stock are entitled to annual dividends of 8 1/2% (aggregating $425,000 annually assuming no conversion), holders of Series D Preferred Stock are entitled to annual dividends of 6% (aggregating $30,000 annually assuming no conversion) and holders of the Company's Series E Preferred Stock are entitled to annual dividends of 6% (aggregating $15,000 annually assuming no conversion), all of which are payable quarterly in cash or, at the Company's option, in shares of Common Stock. The Company anticipates that for the foreseeable future all of its cash resources and earnings, if any, will be retained for the operation and expansion of the Company's business, except to the extent required to satisfy its obligations under the terms of the Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

LIMITATION OF DIRECTOR LIABILITY

      The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the Delaware General Corporation Law. Thus, under certain circumstances, neither the Company nor the stockholders will be able to recover damages even if directors take actions which harm the Company.

SHARES ELIGIBLE FOR FUTURE SALE

      Of the 8,642,943 shares of Common Stock of the Company to be outstanding upon completion of the offering, approximately 6,268,476 shares of Common Stock, including 525,000 shares offered hereby issuable on conversion of Preferred Stock, will be freely tradeable without restriction under the Securities Act except for any shares of Common Stock purchased by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. Approximately 2,374,467 remaining outstanding shares of Common Stock are "restricted" securities within the meaning of Rule 144 under the Securities Act and only may be sold pursuant to the conditions of such rule, including satisfaction of certain holding period requirements. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Company's securities although any future sales of substantial amounts of securities pursuant to Rule 144 could adversely affect prevailing market prices. The holders of options and warrants to acquire approximately 18,859,385 shares of Common Stock (including 8,150,662 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock , Series E Preferred Stock and Series F Preferred Stock) have certain registration rights under the Securities Act.

CHANGES IN CONTROL OF COMPANY

      Prior to the consummation of the Grosso-Jacobson Mergers, effective operational control of the Company was exercised by Messrs. Meyer and Bernstein, who comprised 50% of the Board of Directors and were the principal executive officers of the Company. As a result of (a) the Grosso-Jacobson Mergers and (b) Messrs. Meyer, Bernstein, Grosso and Jacobson entering into a Stockholders Voting Agreement, by application of the SEC rules defining "beneficial ownership," control of the Company may now be deemed to be shared among Messrs. Meyer, Bernstein, Grosso and Jacobson.

      The Company's revenues and operating income for the nine month period ending March 31, 1998 increased by $4,091,000 and 1,064,000 respectively, attributable to the Grosso-Jacobson Companies, producing a net income of $482,000. While management of the Company acknowledges that the acquisition of the Grosso-Jacobson Companies has significantly increased its revenues and enabled the Company to derive net income from its operations, there can be no assurance that such positive revenue and earnings results will continue to be achieved as a result of the Grosso-Jacobson Mergers.

CONTROL BY OFFICERS AND DIRECTORS.

      The officers and directors of the Company and the entities affiliated with them will, upon completion of the offering, in the aggregate, beneficially own approximately 27.5% of the Company's outstanding Common Stock. These stockholders, if acting together, may be able to elect a majority of the Company's board of directors and may have the ability to control the Company and influence its affairs and the conduct of its business. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

                               SELLING STOCKHOLDER

      The following table sets forth the name of the Selling Stockholder and (i) the number of shares of Series E Preferred Stock and Series F Preferred Stock owned by the Selling Stockholder as of September 18, 1998, and (ii) the maximum amount of Common Stock which may be offered for the account of the Selling Stockholder under this Prospectus. The Selling Stockholder has not held any position or office or had any other material relationship with the Company, its predecessors or its affiliates within the past three years.


                                              Number of              Number of
                                              Shares of              Shares of                                 Percentage of
                                               Series E              Series F                Common             Outstanding
                                              Preferred              Preferred           Stock Offered            Common
Name of Selling Stockholder                  Stock Owned            Stock Owned              Hereby              Stock (1)
---------------------------                  -----------            ------------         -------------         -------------

The Augustine Fund, L.P.                        25,000                75,000(2)             525,000(1)              11.5
c/o Augustine Capital
Management, Inc.
141 West Jackson Blvd.,
Suite 2182
Chicago, IL 60604
----------------------------------------------------------------------------------------------------------------------------

(1) Assumes conversion into Common Stock of the total number of shares of (a) Series E Preferred Stock owned by the Augustine Fund, L.P. at a conversion rate of 20 shares of Common Stock to every one share of Series E Preferred Stock, based upon the minimum price per share of $0.625 specified in that certain Securities Purchase Agreement described in "Plan of Distribution" and (b) Series F Preferred Stock owned by the Augustine Fund, L.P. at a conversion rate of one share of Common Stock to every one share of Series F Preferred Stock. The conversion ratio and the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock is subject to adjustment under certain circumstances. See "Plan of Distribution." Accordingly, the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock may increase or decrease from time to time.

(2) Includes 50,000 shares of Series F Preferred Stock issued in July and August 1998.

      The Selling Stockholder may, pursuant to this Prospectus, offer all or some portion of the Common Stock that it has the right to acquire upon conversion of the Series E Preferred Stock or Series F Preferred Stock Accordingly, no estimate can be given as to the amount of the Common Stock that will be held by the Selling Stockholder upon termination of any such sales. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of all or a portion of their Series E Preferred Stock or Series F Preferred Stock, since the date on which they provided the information regarding the Series E Preferred Stock and Series F Preferred Stock in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

      The Selling Stockholder may from time to time offer and sell pursuant to this Prospectus any or all of the Common Stock issuable upon conversion of the Series E Preferred Stock or Series F Preferred Stock. The term Selling Stockholder includes the holders listed in any Supplement hereto and the beneficial owners of the Series E Preferred Stock, Series F Preferred Stock, and their transferees, pledges, donees or other successors. Any such Supplement will contain certain information with respect to the Selling Stockholder and the respective number of shares of Common Stock beneficially owned by the Selling Stockholder that may be offered pursuant to this Prospectus. Such information will be obtained from the Selling Stockholder.

      Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the shares of Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholder will need to comply with applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholder. Regulation M contains certain limitations and prohibitions intended to prevent issuers and selling security holders and other participants in a distribution of securities from conditioning the market through manipulative or deceptive devices to facilitate the distribution.

                              PLAN OF DISTRIBUTION

      Pursuant to that certain Securities Purchase Agreement (the "Purchase Agreement") dated July 31, 1998 between the Company and the Augustine Fund, L.P. (the "Augustine Fund"), the Company completed the sale of an aggregate of 25,000 shares of Series E Preferred Stock to the Augustine Fund, and in connection with the sale of the Series E Preferred Stock, issued an aggregate of 25,000 shares of Series F Preferred Stock to the Augustine Fund. The Series E Preferred Stock, the Series F Preferred Stock and Series D Preferred Stock are hereinafter collectively referred to as the Preferred Stock. This transaction resulted in gross proceeds of $250,000 and net proceeds of $231,250 to the Company.

      Pursuant to the Purchase Agreement, until July 31, 2000, the Augustine Fund agrees to purchase and the Company agrees to sell a minimum of 150,000 shares of Series E Preferred Stock, $0.001 par value per share ("Series E Preferred Stock"), in each case in a series of tranches, each of which shall be for the purchase and sale of a minimum of 10,000 shares of Series E Preferred Stock and a maximum of 30,000 shares of Series E Preferred Stock in any given tranche. Prior to the closing under any tranche and as a condition to such closing, among other conditions, the Common Stock underlying the Series E Preferred Stock must be freely tradeable.

      Each share of Series E Preferred Stock has a stated value equal to $10.00 per share. Each share of Series E Preferred Stock cumulates dividends at the rate $.60 per year per share (as a percentage of stated value per share equal to 6% per annum), payable quarterly in arrears in cash or shares of Common Stock at the Company's option, at the Applicable Series E Conversion Rate (as defined below) on the first day of April, July, October and January of each year commencing January 1, 1999. If the Company in its discretion decides to pay said dividends in shares of Common Stock, then all accumulated and unpaid dividends shall be paid at the time of each conversion of the Series E Preferred Stock, such that upon each conversion of the Series E Preferred Stock by the Augustine Fund, the Company will pay all accumulated and unpaid dividends owed as of the date of such conversion. The Series E Preferred Stock is convertible, at the option of the Augustine Fund, immediately after issuance and on or before the close of business on the second full business day preceding the date, if any, fixed for the redemption of such shares (the "Series E Conversion Date") into that number of shares of the Company's Common Stock as equals $10.00 per share of Preferred Stock tendered for conversion, plus accumulated and unpaid dividends thereon, divided by 82.5% of the average of the closing bid prices per share of the Company's Common Stock on the Nasdaq Stock Market, any national securities exchange, the OTC Bulletin Board or any other market on which the Common Stock is listed or eligible for trading for the five trading days preceding the Series E Conversion Date; PROVIDED, HOWEVER, that if the Company determines to reprice the warrant to purchase 500,000 shares of Common Stock issued in June 1996 to a party unaffiliated with the Selling Stockholders (the "Third Party Warrant") to a price below the conversion price that otherwise would be applicable to the Series E Preferred Stock, then the conversion price of the Series E Preferred Stock shall be reduced to the exercise price of the Third Party Warrant (the "Applicable Series E Conversion Rate").

      At the option of the Company, if any shares of Series E Preferred Stock remain outstanding on September 30, 2001, then all or any part of such Series E Preferred Stock as the Company elects will be converted in accordance the procedure described above as if the Augustine Fund had given the notice of conversion effective as of that date, and the date of conversion had been fixed as of September 30, 2001 for all purposes. The Series E Preferred Stock shall not be redeemable at any time prior to September 30, 2000. Thereafter, the Company, on the sole authority of its Board of Directors, may, at its option and at any time prior to notice of conversion of the Series E Preferred Stock by the Augustine Fund, redeem all or any part of the Series E Preferred Stock at the time issued and outstanding for an amount in cash equal to $11.75 per share plus any accumulated and unpaid dividends.

      Pursuant to the Purchase Agreement and the certificates of designations for the Series E Preferred Stock and the Series D Preferred Stock, at the option of the Company, dividends on the Preferred Stock are payable by the issuance of freely tradeable Common Stock. If the Company decides to pay dividends on the Preferred Stock in freely tradeable Common Stock, then all accumulated and unpaid dividends on the Preferred Stock shall be paid at the time of each conversion of the Preferred Stock.

      All shares of Series E Preferred Stock will (i) rank PARI PASSU with the Series D Preferred Stock of the Company to be issued pursuant to the Purchase Agreement, (ii) rank senior to any class or series of capital stock of the Company hereafter created (unless otherwise agreed to by a majority of the Selling Stockholders of the Series E Preferred Stock then outstanding), and
(iii) rank junior to all of the preferred stock of the Company issued and outstanding as of the date of execution of the Purchase Agreement. Upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, resulting in any distribution of its assets to its stockholders, the selling stockholder of the

Series E Preferred Stock then issued and outstanding shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, an amount equal to $10.00 per share of Series E Preferred Stock plus any accumulated but unpaid dividends, and no more, before any payment or distribution of the assets of the Company is made to or set apart for the holders of any junior securities.

      The Series F Preferred Stock is not entitled to dividends, has no stated value and has a term of three years. The Series F Preferred Stock is immediately convertible at the option of the Augustine Fund into one share of Common Stock upon payment of an amount equal to 125% of the Fair Market Value of the Common Stock, on the date of issuance of such share of Series F Preferred Stock. "Fair Market Value" per share of Common Stock at any date will mean (i) if the Common Stock is listed on an exchange or exchanges, or admitted for trading on any national securities exchange, the OTC Bulletin Board or any other market, the closing bid price of the Common Stock on the date of issuance of the shares of Series F Preferred Stock, or (ii) if the Common Stock is not listed on an exchange or quoted on the Nasdaq Stock Market, an amount determined in good faith by the Board of Directors. All shares of Series F Preferred Stock that have not been converted and are outstanding on the day after the date that is three years from the date of issuance of such shares of Series F Preferred Stock, will automatically be canceled and deemed redeemed back to the Company and the holder of such shares will receive, from the Company, the total of the par value price per share multiplied by the aggregate number of such shares. Upon any liquidation, dissolution or winding-up of the Company, the Augustine Fund will not be entitled to receive anything out of the assets of the Company in respect of each share of Series F Preferred Stock.

         Each share of Series D Preferred Stock has a stated value equal to $10.00 per share. Each share of Series D Preferred Stock cumulates dividends at the rate $.60 per year per share (as a percentage of stated value per share equal to 6% per annum), payable quarterly in arrears in cash or shares of Common Stock at the Company's option, at the applicable Conversion Rate (as defined below) on the first day of April, July, October and January of each year commencing October 1, 1998. If the Company in its discretion decides to pay the dividends in shares of Common Stock, then all accumulated and unpaid dividends shall be paid at the time of each conversion of the Series D Preferred Stock, such that upon each conversion of the Series D Preferred Stock by the Augustine Fund, the Company will pay all accumulated and unpaid dividends owed as of the date of such conversion. The Series D Preferred Stock is convertible, at the option of the Augustine Fund, at the earlier of (i) the date on which a registration statement filed with the U.S. Securities and Exchange Commission (the "Commission"), which registration statement covers the Common Stock into which the Series D Preferred Stock is convertible, is declared effective by the SEC, or (ii) the date which is 120 days from the date of issuance of the Series D Preferred Stock being converted (the "Hold Period") and on or before the close of business on the second full business day preceding the date, if any, fixed for the redemption of such shares (the "Conversion Date"), into that number of shares of the Company's Common Stock as equals $10.00 per share of Preferred Stock tendered for conversion, plus accumulated and unpaid dividends thereon, divided by the lesser of (A) 100% of the average of the closing bid prices per share of the Company's Common Stock on the Nasdaq Stock Market, any national securities exchange, the OTC Bulletin Board or any other market on which the Common Stock is listed or eligible for trading (the "Closing Bid Prices") for the five trading days preceding the date of purchase of the Series D Preferred Stock by the Augustine Fund; or (B) 80% of the average of the Closing Bid Prices for the five trading days preceding the date of conversion; PROVIDED, HOWEVER, that if the Company determines to reprice the Third Party Warrant to a price below the conversion price that otherwise would be applicable to the Series D Preferred Stock, then the conversion price of the Series D Preferred Stock shall be reduced to the exercise price of the Third Party Warrant (the "Applicable Series D Conversion Rate").

         At the option of the Company, if any shares of Series D Preferred Stock remain outstanding on June 30, 2000, then all or any part of such Series D Preferred Stock as the Company elects will be converted in accordance the procedure described above as if the Augustine Fund had given a notice of conversion effective as of that date, and the date of conversion had been fixed as of June 30, 2000 for all purposes. The Series D Preferred Stock shall not be redeemable at any time prior to September 30, 1999. Thereafter, the Company, on the sole authority of its Board of Directors, may, at its option and at any time prior to notice of conversion of the Series D Preferred Stock by the Augustine Fund, redeem all or any part of the Series D Preferred Stock at the time issued and outstanding for an amount in cash equal to $12.00 per share plus any accumulated and unpaid dividends.

         The Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Stockholder or by the pledgees, donees, transferees or other successors in interest. Alternatively, the Selling Stockholder may from time to time offer the shares of Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder or the purchasers of shares of Common Stock for whom they may act as agents. The Selling Stockholder and any underwriters, broker/dealers or agents that participate in the distribution of shares of Common

Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the shares of Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The shares of Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, any varying prices determined at the time of sale or at negotiated prices. The sale of the shares of Common Stock may be effected in transactions (which may involve crosses or block transactions) on any national or international securities exchange or quotation services on which the shares of Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the shares of Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the shares of Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares of Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         The Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders. The foregoing may affect the marketability of the shares of Common Stock.

         Pursuant to the Registration Rights Agreement, all expenses of the registration of the shares will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholder will pay all underwriting discounts and selling commissions, if any. The Selling Stockholder will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      The Company's Bylaws provide that the Company will indemnify its directors and executive officers and any of its other officers, employees and agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification agreements with any such persons and to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

      The Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors fiduciary duty of care to the Company and its stockholders. Such provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. Each director continues to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions than are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or federal environmental laws.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for the Company by Troop Steuber Pasich Reddick & Tobey, LLP.

                                     EXPERTS

      The financial statements included the Company's Annual Report on Form 10-KSB for its fiscal year ended June 30, 1997 and incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part have been audited by Kellog & Andelson, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing and giving said reports.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date after the date hereof. This Prospectus does not relate to any securities other than those described herein or constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby by any one in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make such offer or solicitation.

                      TABLE OF CONTENTS
                                                        Page

AVAILABLE INFORMATION......................................3
INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE...............................................3
PROSPECTUS SUMMARY.........................................5
THE COMPANY................................................5
RISK FACTORS...............................................6
SELLING STOCKHOLDER.......................................10
PLAN OF DISTRIBUTION......................................11
DISCLOSURE OF COMMISSION POSITION FOR
INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES...............................................13
LEGAL MATTERS.............................................14
EXPERTS...................................................14


                                      THE
                            PRODUCERS ENTERTAINMENT
                                   GROUP LTD.




                                   PROSPECTUS

                                     , 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Preferred Stock being registered. All amounts are estimates except the SEC registration fee.


    SEC registration fee.........................................  $   125.84
    Nasdaq filing fee............................................    7,500.00
    Printing costs...............................................      500.00
    Legal fees and expenses......................................   10,000.00
    Miscellaneous expenses.......................................    2,000.00
                                                                   ----------
               Total.............................................  $20,125.84
                                                                   ----------

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

           Article VI of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

           Article VII of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

           The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16.   EXHIBITS

           4.1      Securities Purchase Agreement, dated July 31, 1998 between the Company and the Augustine
                    Fund, L.P.(1)
           4.2      Registration Rights Agreement, dated July 31, 1998 between the Company and the Augustine Fund,
                    L.P.(1)
           4.3      Escrow Agreement dated as of July 31, 1998 among the Augustine Fund, L.P., the Company and
                    H. Glenn Bagwell, Jr., as Escrow Agent.(1)
           4.4      Restated Certificate of Incorporation, dated June 24, 1993.(2)
           4.5      Amendment to Certificate of Incorporation, dated April 28, 1998.(1)
           4.6      Certificate of Designations for Series D Preferred Stock, dated July 31, 1998.(1)
           4.7      Certificate of Designations for Series E Preferred Stock, dated July 31, 1998.(1)
           4.8      Certificate of Designations for Series F Preferred Stock, dated July 31, 1998.(1)
           5.1      Opinion of Troop Steuber Pasich Reddick & Tobey LLP.
           23.1     Consent of Kellog & Andelson, Independent Accountants.
           23.2     Consent of Counsel (included in Exhibit 5.1).
           24.1     Power of Attorney (included on signature page).

-----------------------------------
(1) Incorporated by reference to Registrant's Registration Statement on Form S-3 filed September 1, 1998
(2) Incorporated by reference to the Registrant's Report on Form 8-K dated
    June 18, 1996.

ITEM 17.   UNDERTAKINGS

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

           (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 18th day of September 1998.


                               THE PRODUCERS ENTERTAINMENT GROUP LTD.



                               By /s/ IRWIN MEYER
                                  ------------------------------------
                                    Irwin Meyer
                                    Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Irwin Meyer and Arthur Bernstein and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1993, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


              SIGNATURE                                      TITLE                                        DATE
-------------------------------------    ----------------------------------------------     --------------------------------

         /s/ IRWIN MEYER                 Chief Executive Officer and Director                      September 18, 1998
------------------------------------     (Principal Executive Officer)
             Irwin Meyer


    /s/ LAWRENCE S. JACOBSON             President and Director                                    September 18, 1998
------------------------------------
        Lawrence S. Jacobson


      /s/ ARTHUR BERNSTEIN               Executive Vice President and Director                     September 18, 1998
------------------------------------     (Principal Financial Officer)
          Arthur Bernstein


       /s/ MICHAEL COLLYER               Director                                                  September 18, 1998
------------------------------------
           Michael Collyer


       /s/ ALFRED HAFERKAMP              Principal Accounting Officer                              September 18, 1998
------------------------------------
           Alfred Haferkamp


      /s/ MICHAEL ISCOVE                 Director                                                  September 18, 1998
------------------------------------
          Michael Iscove


      /s/ THOMAS A. DANIELS              Director                                                  September 18, 1998
------------------------------------
          Thomas A. Daniels





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